Schedule 14A
(Rule 14A-101)
Information Required In Proxy Statement
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.      )

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UNIFI, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue
Greensboro, North Carolina 27410

September 16, 2009

To The Shareholders Of
  Unifi, Inc.

The Annual Meeting of Shareholders of your Company will be held at 9:00 A.M. Eastern Daylight Savings Time on Wednesday, October 28, 2009, at the Company’s corporate headquarters at 7201 West Friendly Avenue, Greensboro, North Carolina.

We are providing access to our proxy materials over the Internet. On or about September 16, 2009 we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our Shareholders of record and beneficial owners at the close of business on September 8, 2009. On the date of mailing of the Notice, all Shareholders and beneficial owners will have the ability to access all of the proxy materials on a web site referred to in the Notice. These proxy materials will be available free of charge.

Detailed information relating to the Company’s activities and operating performance is contained in its Annual Report on Form 10-K for the fiscal year ended June 28, 2009, which is available over the Internet as described in the Notice.

You are cordially invited to attend the Annual Meeting of Shareholders in person. Even if you choose to attend in person, you are encouraged to review the proxy materials and vote your shares in advance of the meeting by Internet. The Notice will contain instructions to allow you to request copies of the proxy materials to be sent to you by mail. Any proxy materials sent to you will include a proxy card that will provide you with a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail. Your vote is extremely important and we appreciate your taking the time to vote promptly.

Sincerely,

William L. Jasper
President and Chief Executive Officer

PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue
Greensboro, North Carolina 27410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 28, 2009

To The Shareholders of Unifi, Inc.

The Annual Meeting of Shareholders of Unifi, Inc. (the “Company”) will be held at the Company’s corporate headquarters at 7201 West Friendly Avenue, Greensboro, North Carolina, on Wednesday, October 28, 2009 at 9:00 A.M. Eastern Daylight Savings Time, for the following purposes:

1.	To elect eleven (11) directors to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.

2.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors, under the provisions of the Company’s By-Laws, has fixed the close of business on September 8, 2009, as the record date for determination of Shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment or adjournments thereof. The transfer books of the Company will not be closed.

YOUR VOTE IS IMPORTANT. We appreciate your taking the time to vote promptly. After reading the Proxy Statement, please vote at your earliest convenience by Internet, or request that proxy materials be sent to you by mail. If you request the proxy materials by mail, included therewith will be a proxy card with a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail.

YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE (I) BY INTERNET, (II) REQUEST PROXY MATERIALS BE SENT TO YOU THAT WILL INCLUDE A PROXY CARD WITH A TELEPHONE NUMBER YOU MAY CALL TO CAST YOUR VOTE, OR YOU MAY COMPLETE, SIGN AND RETURN THE PROXY CARD BY MAIL, OR (III) ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

By Order Of The Board Of Directors:

Charles F. McCoy
Vice President, Secretary and General Counsel

Greensboro, North Carolina
September 16, 2009

PROXY STATEMENT
SOLICITATION OF PROXIES
VOTING OF SHARES
INFORMATION RELATING TO PRINCIPAL SECURITY HOLDERS
ELECTION OF DIRECTORS
NOMINEES FOR ELECTION AS DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE OFFICERS AND THEIR COMPENSATION
OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END
BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS
DIRECTORS’ COMPENSATION
COMMITTEES OF THE BOARD OF DIRECTORS
SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES
ATTENDANCE OF DIRECTORS
CORPORATE GOVERNANCE MATTERS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
AUDIT COMMITTEE REPORT
INFORMATION RELATING TO THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
ANNUAL REPORT
OTHER MATTERS
DIRECTOR INDEPENDENCE STANDARDS

PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue
Greensboro, North Carolina 27410

PROXY STATEMENT

SOLICITATION OF PROXIES

This solicitation of the enclosed proxy is made by the Board of Directors (the “Board”) of Unifi, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on Wednesday, October 28, 2009, at 9:00 A.M. Eastern Daylight Savings Time, at the Company’s corporate headquarters located at 7201 West Friendly Avenue, Greensboro, North Carolina, or at any adjournment or adjournments thereof (the “Annual Meeting”).

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each Shareholder of record, the Company is now furnishing proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials other than as described herein. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials or vote by telephone, you should follow the instructions for requesting proxy materials included in the Notice.

It is anticipated that the Notice will be sent to Shareholders on or about September 16, 2009. The Proxy Statement and the form of proxy relating to the Annual Meeting will be made available to Shareholders on the date that the Notice is first sent.

The proxy may be revoked in writing by the person giving it at any time before it is exercised either by notice to the Secretary or by submitting a proxy having a later date, or it may be revoked by such person by appearing at the Annual Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made with respect to the matter to be acted upon, the shares represented by the proxies will be voted (i) in favor of electing as directors of the Company the eleven (11) nominees for director named in this Proxy Statement, and (ii) in the discretion of the proxy holder on any other matters presented at the Annual Meeting.

The expense of this solicitation will be borne by the Company. Solicitations of proxies may be made in person, by mail or by telephone, telegraph or electronic means by directors, officers and regular employees of the Company who will not be specially compensated in such regard. In addition, the Company has retained D. F. King & Company to assist in the solicitation of proxies and will pay such firm a fee estimated not to exceed $8,500 plus reimbursement of expenses. Arrangements will be made with brokers, nominees and fiduciaries to send proxies and proxy materials, at the Company’s expense, to their principals.

The Company’s common stock (the “Common Stock”), par value $.10 per share is the only class of stock of the Company. Only Shareholders of record, as of the close of business on September 8, 2009 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the Record Date, the Company had outstanding 62,057,300 shares of its Common Stock. Each share of the Common Stock entitles the holder to one vote with respect to each matter coming before the Annual Meeting and all such shares vote as a single class.

VOTING OF SHARES

The holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy at this meeting, will constitute a quorum for the transaction of business. New York law and the Company’s By-Laws require the presence of a quorum at annual meetings of Shareholders. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If your shares are held in “street name” and you do not give instructions as to how you want your shares voted, the bank, broker or other nominee who holds the Company’s shares on your behalf may, in certain circumstances, vote the shares at its discretion. However, such bank, broker or other nominee is not required to vote the shares of Common Stock and in some instances is prohibited from doing so.

With respect to “routine” matters, such as the election of directors, a bank, broker or other nominee has authority (but is not required) under the rules of the New York Stock Exchange (“NYSE”), to vote a client’s shares if a client does not provide instructions. When a bank, broker or other nominee votes its clients’ shares on routine matters without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted “for” or “against” such routine matters.

With respect to “non-routine” matters, a bank, broker or other nominee is not permitted under the NYSE rules to vote its clients’ shares if the clients do not provide instructions. The bank, broker or other nominee will so note on the vote card, and this constitutes a “broker non-vote.” “Broker non-votes” will be counted for purposes of establishing a quorum to conduct business at the meeting but not for determining the number of shares voted “for”, “against” or “abstaining” from such non-routine matters.

Accordingly, if you do not vote your proxy, your brokerage firm, bank or other nominee may either: (i) vote your shares on routine matters and cast a “broker non-vote” on non-routine matters, or (ii) leave your shares unvoted altogether.

Each share represented is entitled to one vote on all matters properly brought before the Annual Meeting. Directors will be elected by a plurality of the votes cast by the Shareholders at a meeting in which a quorum is present. Therefore, shares not voted and broker non-votes will have no affect on the election of directors.

INFORMATION RELATING TO PRINCIPAL SECURITY HOLDERS

The following table sets forth information, as of September 1, 2009, with respect to each person known or believed by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock. The nature of beneficial ownership of the shares indicated is set forth in the notes following the table.

Name and Address of	Amount and Nature	Percent of
Beneficial Owner	Beneficially Owned(1)	Class

Dillon Yarn Corporation(2)	5,555,555	8.95%
55 East 34th Street
Patterson, NJ 07514

Dimensional Fund Advisors LP(3)	5,238,319	8.44%
1299 Ocean Avenue
Santa Monica, CA 90401

Kenneth G. Langone(4)	3,662,900	5.90%
375 Park Avenue, Suite 2205
New York, New York 10152

William M. Sams(5)	5,420,000	8.73%
750 North St. Paul, Suite 1650
Dallas, TX 75201

Stephen Wener(6)	5,838,205	9.40%
53 East 34th Street
Patterson, NJ 07514

WC Capital Management, LLC(7)	3,698,383	5.96%
300 Drake Landing Boulevard, Suite 230
Greenbrea, CA 94904

(1)	“Beneficial Ownership,” for purposes of the table, is determined according to the meaning of applicable securities regulations and based on a review of reports filed with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	As indicated in its Schedule 13D/A, filed on January 30, 2009, Dillon Yarn Corporation (“Dillon”) beneficially owned 5,555,555 shares by virtue of having sole voting and investment power over such shares.

(3)	As indicated in its Schedule 13G/A, filed on February 9, 2009, Dimensional Fund Advisors L.P., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 5,238,319 shares by virtue of having sole voting and investment power over such shares.

(4)	As indicated in a Form 4, filed on March 2, 2009, Mr. Langone’s beneficial ownership includes 270,000 shares owned by Invemed Associates LLC, of which Mr. Langone has shared voting and investment power, 1,885,000 shares owned by Invemed Catalyst Fund, L.P, of which Mr. Langone has shared voting and investment power, 10,000 shares that Mr. Langone would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Langone would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(5)	As indicated in a Form 4, filed on May 15, 2009, Mr. Sams’ beneficial ownership includes 900,000 shares owned by Marlin Sams Fund L.P, of which Mr. Sams has shared voting and investment power and which Mr. Sams disclaims ownership of, 10,000 shares that Mr. Sams would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Sams would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(6)	As indicated in a Form 4, filed on March 2, 2009, Mr. Wener’s beneficial ownership includes 5,555,555 shares owned by Dillon, of which Mr. Wener has shared voting and investment power, 10,000 shares that Mr. Wener would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Wener would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(7)	As indicated in its Schedule 13G, filed on February 13, 2009, WC Capital Management LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 3,698,383 shares by virtue of having shared voting and investment power over such shares.

ELECTION OF DIRECTORS

General Information

The Board presently is fixed at eleven (11) members. All the nominees for election are presently serving as directors and have consented to be named in this Proxy Statement and to serve, if elected. Although the Board expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is intended that shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the person named in the proxy.

Set forth below is the name of each of the eleven (11) nominees for election to the Board, together with his age, current principal occupation (which has continued for at least the past five years unless otherwise indicated), the name and principal business of the company by which he is employed, if applicable, the period or periods during which he has served as director, all positions and offices that he holds with the Company and his directorships in other companies with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or companies registered as an investment company under the Investment Company Act of 1940.

NOMINEES FOR ELECTION AS DIRECTORS

WILLIAM J. ARMFIELD, IV, (74) — Mr. Armfield has been the President of Spotswood Capital, LLC, Greensboro, North Carolina, a private investment company since 1995. Mr. Armfield was a director and President of Macfield, Inc., a textile company in North Carolina, from 1970 until August 1991, when Macfield, Inc. merged with and into Unifi, Inc. Mr. Armfield was the Vice Chairman and a director of the Company from 1991 to December 1995. Mr. Armfield again became a director of the Company in 2001, and is a member of the Company’s Audit Committee (Chair), Corporate Governance and Nominating Committee and Compensation Committee. Mr. Armfield serves as the Audit Committee financial expert.

R. ROGER BERRIER, JR., (40) — Mr. Berrier has been the Executive Vice President of Sales, Marketing and Asian Operations of the Company since September 2007. Prior to September 2007, he had been the Vice President of Commercial Operations from April 2006 to September 2007 and the Commercial Operations Manager responsible for corporate product development, marketing and brand sales management from April 2004 to April 2006. Mr. Berrier joined the Company in 1991 and has held various management positions within operations, including international operations, machinery technology, research & development and quality control. He has been a director since September 2007 and is a member of the Company’s Executive Committee.

ARCHIBALD COX, JR., (69) — Mr. Cox has been the Chairman of Barclays Americas since May 2008. He was Chairman of Neo Material Technologies Inc., a manufacturer of rare earth, zirconium and magnetic materials, from September 2005 to September 2006. Mr. Cox was the President and Chief Executive Officer of Magnequench, Inc., a manufacturer of magnetic material, from October 1995 to August 2005, and was the Chairman of Manequench, Inc. from September 2005 to September 2006. Mr. Cox is the Chairman of Sextant Group, Inc. and a director of Hutchinson Technology Incorporated. Mr. Cox has been a director of the Company since February 2008.

WILLIAM L. JASPER, (56) — Mr. Jasper has been the Company’s President and Chief Executive Officer since September 2007. Prior to September 2007 he was the Vice President of Sales from April 2006 to September 2007. Prior to April 2006, Mr. Jasper was the General Manager of the Polyester segment, having responsibility for all natural polyester businesses. He joined the Company with the purchase of the Kinston polyester POY assets from INVISTA, which was previously known as DuPont Textiles and Interiors, a subsidiary of E.I. du Pont de Nemours and Co. (“DuPont”), before it was spun off and acquired by Koch Industries, in September 2004. Prior to joining the Company, he was the Director of INVISTA’s Dacron® polyester filament business. Before working at INVISTA, Mr. Jasper held various management positions in operations, technology, sales and business for DuPont since 1980. He has been a director since September 2007 and is a member of the Company’s Executive Committee.

KENNETH G. LANGONE, (74) — Mr. Langone has been the President and Chief Executive Officer of Invemed Associates, LLC, an investment banking firm, New York, New York, since 1974. Mr. Langone is also a director of ChoicePoint Inc. and YUM! Brands, Inc. Mr. Langone has been a director of the Company since 1969, and is a member of the Company’s Corporate Governance and Nominating Committee (Chair).

CHIU CHENG ANTHONY LOO, (56) — Mr. Loo has been the Managing Director of Rio Tinto China and Rio Tinto Asia, subsidiaries of Rio Tinto Plc, a mining company, since July 2004. Prior to joining Rio Tinto, Mr. Loo was the China General Manager in Shanghai, People’s Republic of China, for INVISTA. He has been a director of the Company since April 2007, and is a member of the Company’s Corporate Governance and Nominating Committee and Compensation Committee.

GEORGE R. PERKINS, JR., (69) — Mr. Perkins is the Chairman of the Board and Chief Executive Officer of Frontier Spinning Mills, Inc., a company that he founded in 1996. Prior to founding Frontier, Mr. Perkins served from 1993 to 1996 as President of the spun yarns division of the Company and was a member of the Board. Mr. Perkins is a director of First BanCorp. He has currently been a director of the Company since August 2007, and is a member of the Company’s Compensation Committee.

WILLIAM M. SAMS, (71) — Mr. Sams was the President and Chief Investment Officer of FPA Paramount Fund, Inc., as well as the Executive Vice President of both First Pacific Advisors, Inc. and FPA Perennial Fund, Inc. from 1981 until he retired in 2000. Mr. Sams is a director of America’s Car-Mart, Inc. He has been a director of the Company and has served as the independent “Lead Director” of the Board since April 2007, and is a member of the Company’s Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee (Chair).

MICHAEL SILECK, (49) — Mr. Sileck has been an independent consultant since January 2009. Prior to January 2009, Mr. Sileck was the Chief Operating Officer of World Wrestling Entertainment, Inc. from February 2007 until December 2008, and its Chief Financial Officer from June 2005 to February 2007. Additionally from June 2005 until December 2008, Mr. Sileck was a director of World Wrestling Entertainment, Inc. From March 2002 to March 2005, Mr. Sileck was the Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc. Prior to that Mr. Sileck was the Chief Financial Officer and Senior Vice President of USA Networks, Inc. from September 1999 to February 2002. Mr. Sileck is also a director of Switch & Data Facilities Company, Inc. and SourceForge, Inc. He has been a director of the Company since May 2009, and is a member of the Company’s Audit Committee.

G. ALFRED WEBSTER, (61) — Mr. Webster was an Executive Vice President of the Company, and had been an officer of the Company from 1979 through his retirement in 2003, and a director from 1986 until October 2004. Mr. Webster is a director of New Bridge Bank Corporation (formerly Lexington State Bank). Mr. Webster again became a director of the Company in August 2007, and is a member of the Company’s Corporate Governance and Nominating Committee, Audit Committee and Executive Committee (Chair).

STEPHEN WENER, (66) — Mr. Wener has served as the President and Chief Executive Officer of Dillon since 1980. The Dillon polyester and nylon texturing operations were purchased by the Company on January 1, 2007. He has also been Executive Vice President of American Drawtech Company, Inc. since 1992. He has been a director of the Company since May 2007 and served as acting Chief Executive Officer of the Company from August 1, 2007 through September 26, 2007. Since August 1, 2007, Mr. Wener has served as the Chairman of the Board of Directors and is a member of the Company’s Executive Committee.

No director has a family relationship as close as first cousin with any other director, nominee for director or executive officer of the Company.

The Board recommends that the Shareholders vote to elect all of the nominees as directors.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The following is a report of the Compensation Committee describing the compensation policies applicable to the Company’s executive officers during the fiscal year ended June 28, 2009. The current members of the Compensation Committee are William M. Sams, who is the Committee Chair, William J. Armfield, IV, Chiu Cheng Anthony Loo and George R. Perkins, Jr. All of the members of the Compensation Committee are independent.

Compensation Discussion and Analysis

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive Proxy Statement on Schedule 14A for its 2009 Annual Meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2009, each as filed with the SEC.

Submitted by the Compensation Committee of the Board:

William M. Sams, Chairman
William J. Armfield, IV
Chiu Cheng Anthony Loo
George R. Perkins, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy, Principles and Policies

The Company’s executive compensation program is designed to attract executives with the requisite skills necessary to support our strategic objectives, to reward executives for the achievement of near-term and long-term goals, and to retain executives by aligning their compensation with the longer-term creation of Shareholder value through developing a sustainable business with consistent performance. The Compensation Committee has developed an executive compensation policy that is primarily based upon the practice of pay-for-performance. Therefore, the focus of the Compensation Committee and the Company’s executive compensation program is to ensure that an appropriate relationship exists between executive pay and the creation of Shareholder value, while at the same time enabling the Company to attract, retain, reward and motivate high caliber employees. The Compensation Committee monitors the results of its executive compensation policy to ensure that compensation payable to executive officers creates proper incentive to enhance Shareholder value, rewards superior performance, and is justified by returns available to Shareholders.

In establishing compensation for the named executive officers (the “NEOs”) the following are the Compensation Committee’s objectives:

•	All components of executive compensation should be set so that the Company can continue to attract, retain, reward and motivate talented and experienced executives;

•	Ensure executive compensation is aligned with the Company’s corporate strategies, business objectives and the long-term interests of the Shareholders;

•	Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•	Enhance the NEOs’ incentive to increase the Company’s long-term value, as well as promote retention of key personnel, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in the Company through stock ownership.

The Compensation Committee reviews all components of the NEOs’ compensation. The Compensation Committee also monitors the compensation levels in general for all other senior level employees of the Company. In addition, the Compensation Committee has the discretion to hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies.

Overview of Compensation Components

The Compensation Committee views executive compensation in four component parts: base salary, annual incentive compensation, long-term incentive compensation and other personal benefits. A brief description of each of these components is provided below, together with a summary of its objectives:

Compensation Element	Description	Objective

Base Salary	Fixed compensation that is usually increased annually based on performance.	• To provide a base level of compensation that fairly accounts for the job and scope of the role being performed.
• To attract, retain, reward and motivate qualified and experienced executives.
Annual Incentive Compensation	Variable compensation earned based on performance against pre-established annual goals.	• To provide incentives for achieving critical annual operating goals which ultimately contributes to long-term return to Shareholders.
Long-Term Incentive Compensation	Variable compensation which is comprised of equity in the Company and participation in a Supplemental Key Employee Retirement Plan. The equity portion of the compensation is at risk because its value will vary with the value of the stock held by the Shareholders. The Supplemental Key Employee Retirement Plan provides additional retirement income beyond what is provided in the Company’s standard retirement plan through a pre-set, annual contribution based on actual annual compensation.	• To align the economic interests of the executives with the Shareholders by rewarding executives for stock price improvement. • To promote retention (through vesting schedules).
Other Benefits and Perquisites	Broad-based benefits provided to all the Company’s employees (e.g., health and group term life insurance), a retirement savings plan, and certain perquisites, including club memberships, spousal travel and a car allowance.	• To provide a competitive total compensation package to attract and retain key executives.

The annual and long-term incentive portions of the executive’s compensation are intended to achieve the Compensation Committee’s goal of aligning the executive’s interests with those of the Shareholders and with Company performance. These portions of an executive’s compensation are placed at risk and are linked to the accomplishment of specific results that are designed to benefit the Shareholders and the Company, both in the long and short term. As a result, during years of excellent performance, the executives are provided the opportunity to earn a higher level of compensation and, conversely, in years of below average performance, their compensation will be limited to their base compensation levels. Finally, the annual and long-term incentive portions of the executive’s compensation are designed to achieve the Compensation Committee’s goal of attracting and retaining high caliber, experienced executives, through vesting schedules and deferred benefits. The Compensation Committee believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the overall objectives of the Company’s executive compensation program.

Operation of the Compensation Committee

As described elsewhere in this Proxy Statement, the Compensation Committee is responsible for the administration and overall structure of the Company’s executive compensation program. The Compensation Committee was composed of four independent directors during fiscal 2009, in accordance with the independence requirements of the NYSE Corporate Governance Standards. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each NEO, evaluates each NEO’s performance in light of these goals and objectives with input from the Company’s Chief Executive Officer (“CEO”) and Chairman of the Board, and sets each NEO’s compensation level based on this evaluation and consultation. The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company, administering and making recommendations to the Board of Directors concerning benefit plans for the Company’s directors, officers and employees and recommending benefit programs and future objectives and goals for the Company. For more information on the operation of the Compensation Committee, please refer to “Committees of the Board of Directors.”

In order to provide recommendations to the Compensation Committee concerning competitive ranges of all components of NEO compensation for fiscal 2009, the Company’s management engaged a compensation consultant, Towers Perrin, to prepare information concerning the market for executive compensation and compare the Company’s executive compensation program against that market.

The compensation consultant prepared compensation data from multiple survey sources, reflective of general industry pay levels for companies of similar size, including the 25th, 50th and 75th percentile market pay data for each of the NEOs. For fiscal 2009, these survey sources are the Towers Perrin CDB Executive Compensation Database, the Watson Wyatt Worldwide 2007/2008 Top Management Compensation Calculator and the Mercer 2007 Executive Benchmark Database Survey.

The Compensation Committee did not seek to set executive compensation at or near any particular percentile, and considers total compensation to be competitive if it is within the band of the 25th to 75th percentiles. Market data is only one of many factors that the Committee considered in the determination of executive compensation levels. Other factors include the historical practices of the Company, the officer’s leadership and advancement of the Company’s long term strategy, plans and objectives, individual performance and contribution to the Company’s success, budget guidelines and assessment of the Company’s financial condition.

Elements of Compensation

Base Salaries

NEOs’ base salaries are determined based on the historical practices of the Company, the officer’s leadership and advancement of the Company’s long term strategy, plans and objectives, individual performance and contribution to the Company’s success, budget guidelines and assessment of the Company’s financial condition. It is the intent of the Compensation Committee to maintain a close relationship between the Company’s performance and the base salary component of the compensation for each NEO. No formula based salary increases were provided to the NEOs during fiscal 2009.

To aid the Compensation Committee in making its determination, the CEO provides recommendations annually to the Compensation Committee regarding the compensation of all NEOs. Generally, each NEO participates in an annual performance review with the CEO to provide input about their contributions to the Company’s success for the period being assessed. The overall performance of each NEO is reviewed annually by the Compensation Committee, which then makes recommendations on the actual base salary for each NEO to the Board for approval. Additionally, as noted above, the Compensation Committee used information from a compensation consultant, Towers Perrin, to assist in making its determination.

For fiscal 2009, Mr. Jasper’s base salary was $635,000, an increase from his fiscal 2008 base salary of 41%, to bring Mr. Jasper’s base salary in line with executives of similar position as reflected in the market data presented by the compensation consultant, and a merit based increase based on Mr. Jasper’s performance during fiscal 2008. Mr. Smith’s base salary was $325,000, an increase of 30%, to increase Mr. Smith’s salary to bring it in line with executives of similar position as reflected in the market data presented by the compensation consultant, and a merit based increase based on Mr. Smith’s performance during fiscal 2008. The base salaries for Messrs. Berrier and McCoy were increased from fiscal 2008 by approximately 11% and 10% respectively, to bring their salaries in line with executives of similar position as reflected in the market data presented by the compensation consultant, to reflect merit based increases based on the executive’s performance for fiscal 2008 and were based upon the recommendation of the CEO. Mr. Caudle’s salary was not increased for fiscal 2009.

At their July 2009 meeting, the Compensation Committee determined that no salary increases would be provided for fiscal 2010 due to the Company’s financial position. To retain and motivate key individuals, the Compensation Committee may, in the future, determine that it is in the best interests of the Company to negotiate total compensation packages with the Company’s senior executive management that may deviate from the Company’s current practices.

Annual Incentive Compensation

The Company structures its annual incentive compensation, in the form of a bonus, to reward its NEOs based on the Company’s fiscal year performance. All NEOs are eligible to earn a bonus which is a predetermined percentage of their base salary (called target bonus). These targets are set by the Compensation Committee and are specific to each NEO, and have a minimum (threshold) achievement level. For fiscal 2009, the Compensation Committee established a target of $60 million of annual adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted to exclude certain items such as equity in earnings and losses of unconsolidated affiliates, write down of long-lived assets and unconsolidated affiliate, non-cash compensation expense net of distributions, gains and losses on sales of property, plant and equipment, hedging gains and losses, and asset consolidation and optimization expense). The NEOs’ target bonus was based entirely on the Company’s achievement of its targeted EBITDA. The Company’s adjusted EBITDA is a measure of cash flow generated by the Company’s business. The Company’s adjusted EBITDA represents pre-tax income from continuing operations before net interest expense, depreciation and amortization expense, adjusted to exclude restructuring charges, equity in earnings and losses of unconsolidated affiliates, impairment write-downs, non-cash compensation expense, gains and losses on sales of property, plant and equipment, hedging gains and losses, and certain other special charges as determined by the Company’s Compensation Committee. The Compensation Committee uses adjusted EBITDA as a measure of Company performance because the Compensation Committee believes it provides a clear indicator of cash generation. In setting the adjusted EBITDA target for fiscal 2009, the Compensation Committee considered the expected performance of the Company.

The annual incentive bonus awarded to an executive officer may be increased or decreased by the Compensation Committee as a result of the individual’s performance and/or contribution to Company achievement of financial objectives. Each NEO’s performance, including the CEO, is evaluated against specific financial goals prior to payment of bonus, and the final bonus payment may be adjusted relative to the achievement of those goals. The performance criteria in the annual incentive bonus program may be adjusted by either the Compensation Committee or the Board of Directors to account for unusual events, such as extraordinary transactions, asset dispositions and purchases, and merger and acquisitions if, and to the extent, either the Compensation Committee or the Board of Directors considers the effect of such events indicative of the Company’s performance. Additionally, the Compensation Committee or the Board of Directors has the discretion to award additional bonus compensation even if the executive officer would not be entitled to any bonus based on the targets previously determined. As mentioned above the specific financial goals for fiscal 2009 were based on adjusted EBITDA.

Each NEO’s annual incentive compensation for fiscal 2009 was based entirely upon the Company’s achievement of the adjusted EBITDA target, and each NEO’s target bonus was set at 50% of his annual base salary, up to a maximum of 100% of his annual base salary. Each NEO’s bonus would be adjusted on a pro rata basis upward or downward, such that an NEO would receive a bonus equal to 100% of his base salary if the Company achieved 120% of its targeted adjusted EBITDA, and equal to 25% of his base salary if the Company achieved 80% of its adjusted EBITDA target. The NEO would not be entitled to a bonus if the Company achieved less than 80% of its adjusted EBITDA target. As a result of the Company’s performance during fiscal 2009, the Company did not meet 80% of its adjusted EBITDA target, and thus no NEO was entitled to bonus compensation. Additionally, based on the Company’s results and the Company’s financial position, the Compensation Committee determined that no bonus compensation would be provided for any NEO for fiscal 2009.

At its meeting in July 2009, the Compensation Committee approved a revision to the annual incentive compensation, to revise the annual incentive compensation targets to include both adjusted EBITDA and earnings from 50% or more owned equity affiliates (“Affiliate Earnings”). The Compensation Committee determined that due to the changing nature of the Company’s business, that adjusted EBITDA was no longer the sole measure of the Company’s performance. While the Compensation Committee believes that adjusted EBITDA is a clear indicator of cash generation, the Compensation Committee also believes that due to the shifting nature of the Company’s business and the increased role equity affiliates will play in driving the success of the business, the NEOs should be incentivized to increase Affiliate Earnings. The Compensation Committee set the Company’s combined target of both adjusted EBITDA and Affiliate Earnings at $41 million (the “Bonus Target”), which it projects would be achieved through an adjusted EBITDA target for fiscal 2010 of $40 million and an Affiliate Earnings target for fiscal 2010 of $1 million. The Company is not restricted in how it achieves the Bonus Target, meaning the Bonus Target would be achieved if the Company had adjusted EBITDA of $41 million and Affiliate Earnings of $0, or if the Company had adjusted EBITDA of $35 million, and Affiliate Earnings of $6 million. Additionally the Compensation Committee set each NEO’s target bonus at 50% of his annual base salary. If the Company achieves its Bonus Target, then the NEOs would be entitled to their target bonus. Furthermore, each NEO’s bonus would be adjusted on a pro rata basis upward or downward, such that a NEO would receive a bonus equal to 100% of his base salary if the Company achieves 120% of the Bonus Target, and equal to 12.5% of his base salary if the Company achieves 90% of the Bonus Target. For fiscal 2010, the NEO would not be entitled to a bonus if the Company achieves less than 90% of the Bonus Target. Please see “Compensation Discussion for Fiscal 2010” below for further information.

The Compensation Committee believes the cash portion of the annual incentive bonus provides the necessary incentives to retain, reward and motivate the executive officers for short-term strong Company performance.

Long-Term Incentive Compensation

Equity Incentives

The Compensation Committee believes that stock-based performance compensation is essential in aligning the interests of management and the Shareholders in enhancing the long-term value of the Company’s equity. The 2008 Unifi, Inc. Long-Term Incentive Plan (the “2008 Plan”) provides for the issuance to the Company’s officers and employees of shares of incentive stock options, non-qualified stock options, restricted stock awards and performance-based awards for the Company’s Common Stock. These awards are granted to the Company’s executive officers and other employees both to build the value of the Company, and to retain key individuals. Stock options provide incentive for the creation of Shareholder value over the long term since the full benefit of an executive officer’s compensation package cannot be realized unless the Common Stock appreciates in value during the term of the option. Unless otherwise provided, options which have vested may be exercised prior to the earlier of (i) ten (10) years from the date of grant or (ii) upon the termination of employment of the participant other than by death, disability, retirement, or change of control. Restricted stock is available to be granted from time to time to executive officers, primarily for purposes of retention. Restricted stock is subject to forfeiture and may not be disposed of by the recipient until certain restrictions established by the Compensation Committee have lapsed. Generally the Compensation Committee believes that granting stock options and restricted stock awards can be an effective tool for meeting the Company’s compensation goal of increasing long-term Shareholder value by tying the value of the executive’s performance compensation to the Company’s Common Stock performance. Employees are able to profit from stock options only if the Company’s stock price increases in value over the stock option’s exercise price. Recipients of restricted stock are not required to provide consideration other than the rendering of their services.

In July 2006, the Compensation Committee established a policy providing for the grant of an annual stock option to the NEOs. The purpose of the annual grant of stock options to the NEOs is to provide the NEOs with additional incentives to remain with the Company. In July 2008 the Compensation Committee did not grant any options to the NEOs as provided pursuant to the policy described above because the Company did not have sufficient shares of common stock available for issuance pursuant to the 1999 Unifi, Inc. Long-Term Incentive Plan. Following the approval of the 2008 Plan, the economic situation in the United States and the world changed significantly, and the Compensation Committee determined to observe the effects of the financial crisis on the Company, and refrain from granting options until the effects on the Company could be understood. As a result the Compensation Committee did not grant any options to the NEOs during fiscal 2009.

Supplemental Key Employee Retirement Plan

In July 2006, the Company established an unfunded supplemental retirement plan known as the Unifi, Inc. Supplemental Key Employee Retirement Plan (the “Plan”) for a select group of management employees (including the CEO and the other NEOs). Participants in the Plan are those employees of the Company or its subsidiaries who are determined to be participants in the Plan by the Compensation Committee in its sole and exclusive discretion. The Company established the Plan in order to provide certain management employees additional compensation benefits in order to further incentivize them and to provide better retention opportunities.

The Plan provides that as of the end of each calendar year, each participant’s account shall be credited with an amount equal to the product of such participant’s base salary for such calendar year multiplied by the participant’s applicable SERP Credit Percentage (8 1/2% of the annual base salary for executive officers of the Company and 5 1/2% of the annual base salary for participants who are not executive officers of the Company). Each participant’s account will be adjusted as if the balance in such account had been invested in the stocks that make up the Standard & Poor’s 500 Index in the same proportion as their respective weighting therein. Upon a participant’s termination of employment with the Company, the participant shall be entitled to receive the amount credited to such participant’s account in a single lump sum payable six months after the participant’s termination of employment with the Company, except in the event that the participant’s termination is due to death or disability, in which case the participant or the participant’s designated beneficiary, as applicable, shall immediately be entitled to such payout.

Perquisites and Other Benefits

Automobile Allowance.  The Company provided to certain employees an automobile allowance during fiscal 2009. During fiscal 2009, the Company paid its NEOs approximately $6,000 in automobile allowance, in the form of a bi-weekly stipend. In addition the Company reimbursed its NEOs for actual automobile expenses during fiscal 2009. The Company provides these benefits to the NEOs because the Compensation Committee believes that these benefits are common among executive officers at similarly situated companies, and thus are an essential element in providing the NEOs with a competitive compensation package.

Retirement Benefits.  In order to provide employees at all levels with greater incentive, the Company makes available to all employees, including the NEOs, the opportunity to make contributions to the Company’s Retirement Savings Plan (“401K Plan”), under which employees may elect to defer up to 75% of their total compensation, not to exceed the amount allowed by applicable Internal Revenue Service regulations. Pursuant to the 401K Plan, in fiscal year 2009, the Company matched contributions equal to 100% of the employee’s first 3% of compensation contributed to the 401K Plan and 50% of the next 2% of compensation contributed to the 401K Plan. In March 2009, the Company terminated such matching contributions under the 401K Plan, until such time as the Company’s Board of Directors determines that the financial situation of the Company has improved sufficiently to reinstitute the matching contributions.

Health Plan, Life Insurance and Other Benefits.  The Company makes available health and insurance benefits to all employees, including the NEOs. The cost of the health plans is covered partially through employees’ payroll deductions, with the remainder covered by the Company. Disability and life insurance benefits are paid by the Company for all salaried employees, however the NEOs receive additional life insurance coverage provided by the Company. In fiscal 2009, the cost of certain golf and social club memberships was covered for NEOs, provided that the club membership provides for a business-use opportunity such as use of the facilities for functions and meetings, and client networking and entertainment. On very limited occasions, spousal travel in connection with a business-related event is also a covered expense. This is limited to events sponsored for the purpose of building customer or employee relationships where the travel is for an extended period of time or extends into the personal time of the executive, or it is expected or customary for the executive to be accompanied by a spouse. Other perquisites such as moving and relocation costs are provided from time to time.

Change of Control Agreements.  The Company had previously entered into Change of Control Agreements with Messrs. Berrier, Caudle, Jasper, McCoy and Smith (each, an “Officer”), all of which expired in November 2008. During the remainder of fiscal 2009 the Officers did not have change of control agreements with the Company. On August 14, 2009, the Company entered into Change of Control Agreements with each of the Officers. The agreements provide that if an Officer’s employment is terminated involuntarily, other than by death or disability or cause, or voluntarily, other than for good reason, after a change of control of the Company, such Officer will receive certain benefits. The present value of those benefits will be 2.99 times the average of such Officer’s annual compensation paid during the five (5) calendar years (or the period of such Officer’s employment with the Company if such Officer has been employed with the Company for less than five calendar years) preceding the change of control of the Company, subject to being reduced to the largest amount which will result in no portion of the payment being subject to excise taxes under the Internal Revenue Code, all as determined by the Company’s independent certified public accountants, whose decision shall be binding upon the Company and such Officer. These benefits will be paid to such Officer in equal installments over a twenty-four (24) month period. To be entitled to payments upon such a change of control, (a) the Officer’s employment must be terminated other than for cause, or (b) the Officer must terminate his employment for good reason, in either case within two years following the change of control. Pursuant to their terms, each of the Change of Control Agreements with the NEOs will expire upon the earlier of two (2) years from the date of a change of control, the termination of the Officer prior to the change of control, or if no change of control has occurred, December 31, 2011.

For purposes of the agreements, a change of control is deemed to occur if, among other things, (i) there shall be consummated any consolidation or merger of the Company or the sale of all or substantially all of the assets of the Company, (ii) the Shareholders of the Company have approved any plan or proposal for the liquidation or dissolution of the Company, (iii) any person acquires twenty percent (20%) or more of the outstanding voting stock of the Company, or (iv) if there is a change in the majority of directors under specified conditions within a two (2) year period. The benefits under these Change of Control Agreements are contingent and therefore not reported under the Summary Compensation Table.

Tax Impact on Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code on the Company’s executive compensation program. Section 162(m) denies a public company a deduction, except in limited circumstances, for compensation paid to “covered employees,” i.e., those employees named in the “Summary Compensation Table” below, to the extent such compensation exceeds $1,000,000. Based on its review of the likely impact of Section 162(m), the Compensation Committee may in the future recommend changes to the Company’s benefit plans in order to qualify compensation paid to covered employees for such exception.

Compensation Discussion for Fiscal 2010

Unlike in fiscal 2009, for fiscal 2010 the Compensation Committee did not seek assistance from a compensation consultant, and instead relied on compensation information from the prior year. The Compensation Committee continued to consider factors including the historical practices of the Company, the officer’s leadership and advancement of the Company’s long term strategy, plans and objectives, individual performance and contribution to the Company’s success, budget guidelines and assessment of the Company’s financial condition. Additionally, the Compensation Committee considered the Company’s operating results and adjusted EBITDA, increases in the salaries for the NEOs in fiscal 2009, the discretionary bonuses paid to salaried employees for fiscal 2008, the decline in the Company’s stock price during fiscal 2009, and the current economic climate and the need for the Company to preserve cash. Based on these factors the Compensation Committee set executive compensation for fiscal 2010.

EXECUTIVE OFFICERS AND THEIR COMPENSATION

Summary Compensation Table

The following table sets forth a summary of all compensation awarded or paid to or earned by the Company’s NEOs for services rendered in all capacities to the Company (including its subsidiaries) for the fiscal year ended June 28, 2009.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)(1)	($)	($)	($)(2)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

William L. Jasper	2009	635,000	—	—	299,346	—	—	69,438	1,003,784
President and Chief	2008	392,118	225,000	—	243,914	—	—	50,743	911,775
Executive Officer	2007	235,008	18,801	—	173,020	—	—	94,580	521,409

Ronald L. Smith	2009	325,000	—	—	113,464	—	—	48,518	486,982
Vice President and	2008	228,731	125,000	—	89,417	—	—	33,244	476,392
Chief Financial Officer(3)

R. Roger Berrier, Jr.	2009	360,000	—	—	225,275	—	—	54,931	640,206
Executive Vice President, Sales(3)	2008	291,347	162,500	—	181,404	—	—	43,382	678,633

Thomas H. Caudle, Jr.	2009	260,004	—	—	40,103	—	—	41,537	341,644
Vice President, Global	2008	260,004	130,002	—	44,642	—	—	47,944	482,592
Operations	2007	260,004	20,800	—	87,479	—	—	121,187	489,470

Charles F. McCoy	2009	275,000	—	—	40,103	—	—	41,542	356,645
Vice President, Secretary,	2008	243,269	125,000	—	44,642	—	—	40,115	453,026
General Counsel and	2007	225,000	18,000	—	87,479	—	—	98,648	429,127
Chief Risk Officer

(1)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 28, 2009, in accordance with SFAS 123R, related to options granted in fiscal 2009 as well as prior fiscal years. The fair value of the options is being expensed over derived service periods that range from 2.4 to 3.9 years. For the awards presented above, the estimated forfeiture rate has been disregarded.

(2)	All other compensation for each of the NEOs for fiscal 2009 consists of the following:

	William L.	Ronald L.	R. Roger	Thomas H.	Charles F.
	Jasper	Smith	Berrier, Jr.	Caudle, Jr.	McCoy

Automobile Expense	$6,000	6,000	6,000	6,000	6,000
Auto Expenses	$4,219	4,584	5,358	5,945	5,833
Country Club Dues	$—	3,287	—	—	—
Spousal Travel	$—	—	7,663	—	—
Life Insurance	$7,189	912	1,039	2,175	923
Matching 401(k) Contribution	$5,917	9,298	5,758	5,317	6,474
Contributions to Supplemental Key Employee Retirement Plan	$46,113	24,437	29,113	22,100	22,312

Total	$69,438	48,518	54,931	41,537	41,542

(3)	Messrs. Berrier and Smith were not NEOs during fiscal 2007. Therefore no compensation information for fiscal 2007 appears in the Summary Compensation Table for these individuals.

Outstanding Equity Awards

The following table provides information concerning the unexercised stock options outstanding and unvested stock awards for each of the NEOs of the Company as of the end of fiscal 2009.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
(a)	(b)	(c)	(e)	(f)

William L. Jasper	100,000	0	3.40	4/19/2016
	65,000	0	2.89	7/26/2016
	0	400,000	2.72	10/24/2017

Ronald L. Smith	5,833	0	11.19	10/21/2009
	5,833	0	11.86	10/21/2009
	5,832	0	12.53	10/21/2009
	10,000	0	7.48	10/2/2011
	5,000	0	7.33	1/23/2012
	50,000	0	2.76	7/1/2014
	50,000	0	2.89	7/26/2016
	0	150,000	2.72	10/24/2017

Thomas H. Caudle, Jr.	13,408	0	11.19	10/21/2009
	13,408	0	11.86	10/21/2009
	13,408	0	12.53	10/21/2009
	15,000	0	7.48	10/2/2011
	50,000	0	7.33	1/23/2012
	120,000	0	2.76	7/1/2014
	65,000	0	2.89	7/26/2016
	0	50,000	2.72	10/24/2017

Charles F. McCoy	13,408	0	11.19	10/21/2009
	13,408	0	11.86	10/21/2009
	13,408	0	12.53	10/21/2009
	15,000	0	7.48	10/2/2011
	50,000	0	7.33	1/23/2012
	100,000	0	2.76	7/1/2014
	65,000	0	2.89	7/26/2016
	0	50,000	2.72	10/24/2017

R. Roger Berrier, Jr.	4,358	0	11.19	10/21/2009
	4,358	0	11.86	10/21/2009
	4,358	0	12.53	10/21/2009
	10,000	0	7.48	10/2/2011
	5,000	0	7.33	1/23/2012
	50,000	0	2.76	7/1/2014
	50,000	0	3.40	4/19/2016
	65,000	0	2.89	7/26/2016
	0	300,000	2.72	10/24/2017

Grants of Plan Based Awards

During fiscal 2009 there were no performance bonus and long-term incentive awards issued to the NEOs of the Company.

Options Exercised and Stock Vested

During fiscal 2009 there were no exercises of stock options and vesting of stock awards issued to the NEOs of the Company.

Nonqualified Deferred Compensation

The following table provides information with respect to the Company’s defined contribution and non-tax qualified compensation deferral plans for each of the Company’s NEOs. For a description of the material terms of the Company’s Supplemental Key Employee Retirement Plan (“SERP”), see “Compensation Discussion & Analysis — Elements of Compensation — Long Term Incentive Compensation”.

	Nonqualified Deferred Compensation for Fiscal Year 2009
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings (Loss)	Withdrawals	Balance at
	in Last	in Last	in Last	and/or	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

William L. Jasper	—	46,113	(21,291)	—	115,364
Ronald L. Smith	—	24,437	(11,790)	—	62,572
Thomas H. Caudle, Jr.	—	22,100	(25,729)	—	99,226
Charles F. McCoy	—	22,312	(22,119)	—	89,238
R. Roger Berrier, Jr.	—	29,113	(17,182)	—	83,419

Potential Payments Upon Termination or Change in Control

Accrued and Vested Benefits.  Each of the NEOs has accrued various benefits under the Company’s compensation programs and retirement and other broad-based employee benefit plans. Many of these benefits and awards are fully vested and each of the NEOs would receive all of their vested benefits and awards in the event that their employment with the Company ends for any reason. At the end of fiscal 2009, none of the NEOs had agreements with the Company concerning benefits upon a termination following a change of control. As noted above, on August 14, 2009, the Company entered into Change of Control Agreements with each of the NEOs. The NEOs will receive benefits in addition to those described below as of June 28, 2009, in the event their employment terminates either for “cause” or “good reason” following a change of control. Additionally, under the 1999 Plan and 2008 Plan, upon a change of control all options and stock awards will become fully exercisable.

The table below summarizes the accrued and vested benefits that each of the NEOs would be entitled to, assuming they left the Company on June 28, 2009.

Accrued and Vested Benefits

	William L.	Ronald L.	Thomas H.	Charles F.	R. Roger.
	Jasper	Smith	Caudle, Jr.	McCoy	Berrier, Jr.

Vested Deferred Compensation Balance	$115,364	62,572	99,226	89,238	83,419

Total	$115,364	62,572	99,226	89,238	83,419

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY DIRECTORS AND EXECUTIVE OFFICERS

The following table presents information regarding the beneficial ownership of the Common Stock, within the meaning of applicable securities regulations, of all current directors of the Company and each of the NEOs in the Summary Compensation Table included herein, and of all current directors and executive officers of the Company as a group, as of September 1, 2009.

	Amount
	and Nature of	Percentage
Name	Beneficial Ownership(1)	of Class

William J. Armfield, IV(2)	917,515	1.48%
R. Roger Berrier, Jr.(3)	517,068	*
Thomas H. Caudle, Jr.(4)	345,144	*
Archibald Cox, Jr.	725,000	1.17%
William L. Jasper(5)	580,000	*
Kenneth G. Langone(6)	3,662,900	5.90%
Chiu Cheng Anthony Loo	—	*
Charles F. McCoy(7)	328,228	*
George R. Perkins, Jr.(8)	1,018,644	1.64%
William M. Sams(9)	5,420,000	8.73%
Ronald L. Smith(10)	282,498	*
Michael Sileck	6,000	*
G. Alfred Webster(11)	120,000	*
Stephen Wener(12)	5,838,205	9.40%
All directors and executive officers as a group (14 persons)	19,761,202	30.79%

*	Represents less than one percent (1%) of the Common Stock.

(1)	All shares are owned directly and with sole voting and investment power, except as otherwise noted. The information presented in this table was based upon Company information, information furnished to the Company by the named persons and information contained in filings with the SEC.

(2)	Includes 10,000 shares that Mr. Armfield would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Armfield would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(3)	Includes 193,074 shares that Mr. Berrier has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2009, and 300,000 shares that Mr. Berrier would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $6.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition, and 23,994 shares that Mr. Berrier owns jointly with his wife, and together they share voting and investment power.

(4)	Includes 290,224 shares that Mr. Caudle has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2009, and 50,000 shares that Mr. Caudle would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $6.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(5)	Includes 165,000 shares that Mr. Jasper has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2009, and 400,000 shares that Mr. Jasper would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least

$6.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(6)	Includes 270,000 shares owned by Invemed Associates, LLC, in which Mr. Langone owns an 81% interest, and of which Mr. Langone has shared voting and investment power, 1,885,000 shares owned by Invemed Catalyst Fund, LLP, of which Mr. Langone has shared voting and investment power, 10,000 shares that Mr. Langone would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Langone would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(7)	Includes 270,224 shares that Mr. McCoy has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2009, and 50,000 shares that Mr. McCoy would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $6.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition, and 1,100 shares jointly owned with his wife as to which he has shared voting and investment power.

(8)	Includes 10,000 shares that Mr. Perkins would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Perkins would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(9)	Includes 900,000 shares owned by Marlin Sams Fund L.P., of which Mr. Sams is deemed to be the beneficial owner of, but to which he specifically disclaims ownership of, 10,000 shares that Mr. Sams would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Sams would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition. Includes 878,600 shares pledged by Mr. Sams as security.

(10)	Includes 132,498 shares that Mr. Smith has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2009, and 150,000 shares that Mr. Smith would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $6.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(11)	Includes 10,000 shares that Mr. Webster would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, 10,000 shares that Mr. Webster would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition and 100,000 shares which Mr. Webster owns jointly with his wife, and together they share voting and investment power.

(12)	Includes 5,555,555 shares owned by Dillon, in which Mr. Wener owns 15 1/2% and his wife owns 2%, of which Mr. Wener has shared voting and investment power, and 10,000 shares that Mr. Wener would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Wener would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2009, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

DIRECTORS’ COMPENSATION

The following table shows compensation information for the Company’s directors for fiscal 2009.

Director Compensation Table
					Change in Pension
					Value and
					Nonqualified
	Fees			Non-Equity	Deferred
	Earned or	Stock		Incentive Plan	Compensation	All
	Paid Cash	Awards	Option	Compensation	Earnings	Other	Total
Name	($)	($)	($)(1)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

William J. Armfield, IV	—	—	9,776	—	—	—	9,776
R. Roger Berrier, Jr.	—	—	—	—	—	—	—
Archibald Cox, Jr.	—	—	—	—	—	—	—
William L. Jasper	—	—	—	—	—	—	—
Kenneth G. Langone	—	—	9,776	—	—	—	9,776
Chiu Cheng Anthony Loo	30,000	—	—	—	—	—	30,000
George R. Perkins, Jr.	—	—	9,776	—	—	—	9,776
William M. Sams	—	—	9,776	—	—	—	9,776
Michael Sileck(2)	—	—	—	—	—	—	—
G. Alfred Webster	100,000	—	9,776	—	—	—	109,776
Stephen Wener	—	—	9,776	—	—	—	9,776

(1)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 28, 2009, in accordance with SFAS 123R, related to options granted in fiscal 2009 as well as prior fiscal years. The fair value of the options is being expensed over derived service periods that range from 2.4 to 3.9 years. For the awards presented above, the estimated forfeiture rate has been disregarded. There were no options granted to any director during fiscal 2009.

(2)	Mr. Sileck became a director on May 28, 2009.

Previously, the Board approved the suspension of director retainer and meeting fees for all directors, other than Mr. Loo for fiscal 2008, and this suspension remained in effect for fiscal 2009. During fiscal 2008, the Board also approved an annual director’s fee of $100,000 for Mr. Webster for his service as Chairman of the Executive Committee. During fiscal 2009, only Mr. Loo and Mr. Webster received compensation pursuant to their service on the Board. The suspension of the director retainer and meeting fees shall be effective until such time as the Board determines to reinstate such fees.

In prior fiscal years, each director, who was not an employee of the Company, was paid an annual retainer of $24,000 and an additional $1,000 for each Board meeting attended and for each meeting of Board committees on which they serve when such meeting was held on a day other than a day scheduled for a regular Board meeting. Each such director was also reimbursed for reasonable expenses incurred in attending those meetings. The Chairman of each of the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee was also paid $15,000, in addition to their regular directors fees, for serving in that capacity on those committees. Directors who are employees of the Company were paid an attendance fee of $1,000 for each Board meeting attended. Directors who attend Board or committee meetings via telephone conferencing received attendance fees as if they were physically present at such Board or committee meetings.

The compensation for outside directors is periodically reviewed for adjustment by the Compensation Committee.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four standing committees: the Compensation Committee, the Audit Committee, the Corporate Governance and Nominating Committee (the “Governance Committee”) and the Executive Committee. The Compensation Committee met three (3) times during the last fiscal year. The Audit Committee met seven (7) times during the last fiscal year. The Governance Committee met one (1) time during the last fiscal year. The Executive Committee met twelve (12) times during the last fiscal year.

The Compensation Committee operates under a written charter, adopted in April 2003 and amended in July 2004. The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executive officers. At least annually, the Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each executive officer of the Company (including the Chief Executive Officer), evaluates each executive officer’s performance in light of these goals and objectives, and sets each executive officer’s compensation level based on this evaluation. The Compensation Committee annually determines whether the Chief Executive Officer and other executive officers will participate in any annual or long-term incentive plans established for the Company’s executive officers or employees. The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company and administers and grants stock options to the Company’s officers, employees and consultants pursuant to the Company’s equity-based plans, including the 2008 Plan. Each member of the Compensation Committee is an independent director, in accordance with the independence requirements of the NYSE Corporate Governance Standards. The current members of the Compensation Committee are Messrs. Sams (Chair), Armfield, Loo and Perkins.

The Audit Committee operates under a written charter, adopted in April 2000 and most recently amended in July 2004. The Audit Committee was established in accordance with Section 3(a)(58)A of the Exchange Act. The Audit Committee discharges the Board’s responsibility relating to the oversight of: (i) the integrity of the financial statements of the Company, (ii) the compliance by the Company with legal and regulatory requirements, (iii) the independent auditor’s independence and qualifications, and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee, among other things, is responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors and reviews the financial statements, audit reports, internal controls and internal audit procedures. Each member of the Audit Committee is an independent director, in accordance with the independence requirements of the Exchange Act and the NYSE Corporate Governance Standards. The current members of the Audit Committee are Messrs. Armfield (Chair), Sams, Sileck and Webster.

The Governance Committee operates under a written charter, adopted in April 2003 and most recently amended in August 2007. The Governance Committee is responsible for, among other things, identifying candidates to serve as directors of the Company consistent with criteria approved by the Board, and for making recommendations to the Board of qualified nominees for election or re-election as directors of the Company. It is also responsible for recommending to the Board, for the Board’s approval, all committee members and chairpersons. The Governance Committee is responsible for establishing a system for, and monitoring the process of, performance reviews of the Board, its committees and key management personnel. The Governance Committee reviews the Corporate Governance Issues and Policies Guidelines (the “Corporate Governance Guidelines”) from time to time and recommends to the Board any changes to the Corporate Governance Guidelines. The Governance Committee also monitors compliance with the Company’s Ethical Business Conduct Policy Statement (the “Policy Statement”), reviews the Policy Statement from time to time and provides recommendations to the Board for any changes to the Policy Statement. The Governance Committee also administers the Company’s Related Person Transactions Approval Policy (the “Related Person Transactions Policy”) and may from time to time recommend to the Board any changes to the Related Person Transactions Policy. Each member of the Governance Committee is an independent director, in accordance with the independence requirements of the NYSE Corporate Governance Standards. The current members of the Governance Committee are Messrs. Langone (Chair), Armfield, Loo, Sams and Webster.

The Executive Committee operates under a written charter adopted in September 2007. The Executive Committee may exercise all of the authority of the Board of Directors in the management of the Company, subject to limitations under New York law. The current members of the Executive Committee are Messrs. Webster (Chair), Berrier, Jasper and Wener.

SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES

The Governance Committee will consider those recommendations by Shareholders of director nominees which are submitted in writing with biographical and business experience information to the Secretary of the Company, in the manner described in the section entitled “Shareholder Proposals” contained in this Proxy Statement. All nominees for director must demonstrate integrity, accountability, informed judgment, financial literacy, passion, creativity and vision. In addition, the Board is comprised of directors from various backgrounds and professions in order to maximize perspective and ensure a wealth of experiences to inform its decisions. The objective of the Governance Committee is to structure a Board that brings to the Company a variety of skills and perspectives developed through high-quality business and professional experience. The Governance Committee believes that men and women of different ages, races and ethnic backgrounds can contribute different, useful perspectives, and can work effectively together to further the Company’s mission.

The Governance Committee reviews the background and qualifications of each nominee to determine his or her experience, competence and character, and assesses such nominee’s potential contribution to the Board. Other than the foregoing, there are no stated minimum criteria for director nominees. The Governance Committee may, however, consider such other factors as it deems are in the best interests of the Company and the Shareholders. Shareholder nominees will be analyzed by the Governance Committee in the same manner as nominees that are otherwise considered by the Governance Committee.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue to serve. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives. If any member of the Board does not wish to continue in service, or if the Governance Committee decides not to nominate a member for re-election, unless the Board determines not to fill a vacancy, the Governance Committee will identify a new nominee with the desired skills and experience as outlined above. To date, the Governance Committee has not engaged a third party to identify or evaluate or assist in identifying potential nominees, although it reserves the right to do so in the future if necessary.

All nominees for election to the Board have been recommended by the Governance Committee. All such nominees are current directors standing for re-election, except for Mr. Sileck, who was appointed since the last Annual Meeting of Shareholders and is standing for his first Shareholder election. Mr. Sileck was identified and recommended to the Governance Committee by Mr. Langone.

ATTENDANCE OF DIRECTORS

The Board met four (4) times during fiscal 2009. All directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board and meetings held by all committees of the Board on which they serve during the period in which they served as a director or a committee member.

CORPORATE GOVERNANCE MATTERS

Director Independence

For a director to be considered independent under the NYSE Corporate Governance Standards, the Board must affirmatively determine that the director has no direct or indirect “material relationship” with the Company, other than as a director. As permitted by the NYSE Corporate Governance Standards, the Board has adopted its Director Independence Standards to assist it in making its independence determinations. These standards are attached to this Proxy Statement as Appendix A and are also available on the Company’s web site referenced below as Exhibit A to the Corporate Governance Guidelines.

After considering the Director Independence Standards, the NYSE Corporate Governance Standards, and all other relevant facts and circumstances, including the existence of any commercial or charitable relationships between the directors and the Company and the transactions described in the section entitled “Transactions with Related Persons, Promoters and Certain Control Persons”, the Board has determined that all of its members, other than Messrs. Wener, Berrier and Jasper, meet the Company’s categorical standards, meet the independence requirements of the NYSE and are independent.

Corporate Governance Guidelines and Committee Charters

In furtherance of its longstanding goal of providing effective governance of the Company’s business for the benefit of Shareholders, the Board has adopted the Corporate Governance Guidelines. Each of the Audit Committee, the Compensation Committee and the Governance Committee operate under written charters that have been adopted by the Board. The Corporate Governance Guidelines and the committee charters are available on the Company’s web site at www.unifi.com under the “Investor Relations” section. In addition, print copies of the Corporate Governance Guidelines and the committee charters are available to any Shareholder that requests a copy.

Audit Committee Financial Expert

The Board has determined that at least one member of the Audit Committee, William J. Armfield, IV, is an audit committee financial expert. Mr. Armfield is “independent” as that term is defined in the NYSE Corporate Governance Standards.

Executive Sessions of Non-Management Directors

Non-management Board members meet without management present at regularly scheduled executive sessions. The group of non-management directors currently includes directors that are not independent, however, to the extent that there are non-management directors who are not independent, then at least once a year there will be scheduled an executive session including only independent directors. During fiscal 2009, Mr. Sams, as the Company’s independent Lead Director, presided over meetings of the independent and non-management directors.

Code of Business Conduct and Ethics; Ethical Business Conduct Policy Statement

The Company has adopted a written Code of Business Conduct and Ethics applicable to members of the Board and executive officers, including the CEO and CFO (the “Code of Business Conduct and Ethics”). The Company has also adopted the Policy Statement that applies to all employees. The Code of Business Conduct and Ethics and the Policy Statement are available on the Company’s web site referenced above, under the “Investor Relations” section and printed copies of each are available to any Shareholder that requests a copy. Any amendments to or waiver of the Code of Business Conduct and Ethics will be disclosed on the Company’s web site promptly following the date of such amendment or waiver.

Shareholder and Interested Party Communications

Shareholders and other interested parties may communicate directly with the entire Board, any committee of the Board, the Chair of any Board committee, any individual director, the independent Lead Director, the independent or non-management directors, as a group, or any other group of directors by writing to: Unifi, Inc. Board of Directors, c/o Corporate Compliance Officer, 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Any correspondence sent in this manner and directed to the Lead Director, any particular director, or any particular committee or group will be forwarded accordingly. If no specific addressee is provided, the communication will be forwarded to the Chairman of the Board. Reference is also made to Article IX of the Corporate Governance Guidelines.

Director Attendance at Annual Meetings

At the 2008 Annual Meeting of Shareholders, all ten members of our Board at that time were in attendance. We believe that the Annual Meeting is an opportunity for Shareholders to communicate directly with our directors. Directors are encouraged to attend the Annual Meeting of Shareholders.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

None of the individuals that served as a member of the Compensation Committee during fiscal 2009 were at any time officers or employees of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under SEC regulations.

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Board’s preference to avoid related party transactions.

Pursuant to the Code of Business Conduct and Ethics, all executive officers and directors are required to discuss with the Company’s General Counsel any transaction or relationship which does or may conflict with the interests of the Company, prior to the entry into of such transaction. Pursuant to the Related Person Transactions Policy the Company’s General Counsel must submit any potential or actual conflict of interest involving an officer, director or related person to the Governance Committee for review and approval. Under this policy, the Governance Committee will determine an appropriate resolution on a case-by-case basis, including approval, ratification, amendment, termination or rescission of the transaction. All directors must excuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in the Company’s applicable filings with the SEC, as required under SEC rules.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND
CERTAIN CONTROL PERSONS

Transactions with Dillon Yarn Corporation and Mr. Wener

In fiscal 2007, the Company purchased the polyester and nylon texturing operations of Dillon (the “Transaction”). In connection with the Transaction the Company and Dillon entered into a Sales and Services Agreement for a term of two years from January 1, 2007, pursuant to which the Company agreed to pay Dillon an aggregate amount of $6.0 million in exchange for certain sales and transitional services provided by Dillon’s sales staff and executive management. On December 1, 2008, the Company and Dillon entered into an amendment to the Sales and Services Agreement which extended the term of the Agreement for a one (1) year term, which will expire on December 31, 2009, and revised the amount to be paid by the Company to $425,000 quarterly, during the term. Pursuant to the Sales and Services Agreement, the Company paid Dillon $2.4 million in fiscal 2009. In addition, during fiscal 2009 the Company recorded sales to and commission income from Dillon in the aggregate amount of $51,000, has purchased products from Dillon in an aggregate amount of $2.8 million and paid to Dillon, for certain employee and other expense reimbursements, an aggregate amount of $0.2 million. Mr. Wener, a director of the Company, is the President and Chief Executive Officer of Dillon, and Mr. Wener owns a 15 1/2% and his wife owns a 2% equity interest in Dillon.

Mr. Wener is an Executive Vice President of American Drawtech Company, Inc. (“ADC”) and beneficially owns a 12 1/2% equity interest in ADC. During fiscal 2009 the Company recorded sales to and commission income from ADC in the aggregate amount of $2.2 million and paid expenses to ADC of $15,000.

During fiscal 2009 Mr. Wener was a director of Titan Textile Canada, Inc. (“Titan”) and beneficially owned a 12 1/2% equity interest in Titan. During fiscal 2009, the Company recorded sales to Titan in the amount of $0.7 million. As of February 24, 2009, Mr. Wener resigned as director and sold his equity interest in Titan.

Transactions with Salem Holding Company

Mr. Langone, a director of the Company, owns a 33 1/3% equity interest in, is a director and is the Chairman of the Board of Salem Holding Company. In fiscal 2009, the Company paid Salem Leasing Corporation, a wholly owned subsidiary of Salem Holding Company, $3.3 million in connection with leases of tractors and trailers, and for related services. The terms of the Company’s leases with Salem Leasing Corporation are, in management’s opinion, no less favorable than the Company would have been able to negotiate with an independent third party for similar equipment and services.

For a discussion of agreements with the Company’s NEOs see “Compensation Discussion & Analysis — Elements of Compensation — Perquisites and Other Benefits— Change of Control Agreements.”

AUDIT COMMITTEE REPORT

The Company’s Audit Committee consists of four independent Directors and operates under a written charter adopted by the Board and most recently amended in July 2004. The current members of the Audit Committee are William J. Armfield, IV (Chair), William M. Sams, Michael Sileck and G. Alfred Webster.

The Company’s management is responsible for the Company’s financial statements and reporting process and for establishing and maintaining an adequate system of internal control over financial reporting. Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm, is responsible for auditing the Company’s consolidated financial statements, and for assessing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes and is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.

To fulfill its responsibilities, the Audit Committee has:

•	reviewed and discussed with the Company’s management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the fiscal year ended June 28, 2009 and Management’s Report on Internal Control over Financial Reporting for the fiscal year ended June 28, 2009;

•	reviewed management’s representations to the Audit Committee that those audited consolidated financial statements were prepared in accordance with generally accepted accounting principles;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with E&Y their independence from the Company.

Based on its review and discussions with management and the independent registered public accounting firm, the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for fiscal 2009 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2009 for filing with the SEC.

Submitted by the Audit Committee of the Board:

William J. Armfield, IV, Chairman
William M. Sams
Michael Sileck
G. Alfred Webster

INFORMATION RELATING TO THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its authority, the Company’s Audit Committee will select the Company’s independent registered public accounting firm for the current fiscal year at a meeting subsequent to the Annual Meeting. E&Y was selected as the Company’s independent registered public accounting firm for the fiscal year ended June 28, 2009. E&Y has been the Company’s independent auditors since 1990. Representatives of E&Y will attend the Annual Meeting. They will have the opportunity to make a statement if they so desire and to answer appropriate questions from Shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The fees paid to E&Y for services rendered to the Company for the fiscal years indicated below were as follows:

	Fiscal Years Ended
	June 28,	June 29,
	2009	2008

Audit Fees	$833,000	1,192,000
Audit-Related Fees	—	—
Tax Fees(1)	$9,000	32,000
All Other Fees	—	—

(1)	Consists of aggregate fees paid for tax compliance, consultation and related tax matters.

Policy on Audit Committee Pre-Approval of the Audit and Permissible Non-Audit Services by the Company’s Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy governing the provision of all audit and non-audit services by the Company’s independent registered public accounting firm. Pursuant to this policy, the Audit Committee will annually consider and approve, if appropriate, the provision of audit services (including audit review and attest services) and of certain specific defined permitted non-audit services (“pre-approved services”) by its independent registered public accounting firm. It will also consider on a case-by-case basis and, if appropriate, approve specific engagements that do not fit within the definition of pre-approved services.

The policy provides that any proposed engagement that does not fit within the definition of a pre-approved service must be presented to the Audit Committee for consideration (a) at a regular meeting, (b) at a special meeting called to consider the proposed engagement or by a unanimous written consent of the Audit Committee or (c) by the Chairperson of the Audit Committee, or another member of the Audit Committee. If permissible non-audit services are pre-approved by the Chairperson or another member of the Committee, that decision is required to be presented at the next meeting of the Audit Committee. The Audit Committee will regularly review summary reports detailing all services (and related fees and expenses) being provided to the Company by the independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any person who owns more than ten percent of the Company’s stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Such persons are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) reports they filed.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all such Section 16(a) filings were timely made during the fiscal year ended June 28, 2009.

SHAREHOLDER PROPOSALS

The deadline for submission of Shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s Proxy Statement for its 2010 Annual Meeting of Shareholders is May 19, 2010. Any Shareholder proposal to be submitted at the 2010 Annual Meeting of Shareholders (but not required to be included in the Company’s Proxy Statement), must be received by August 2, 2010, or such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5 under the Exchange Act and the persons named in the proxies solicited by us may exercise discretionary voting authority with respect to such proposal. Proposals which Shareholders intend to present at the Company’s 2010 Annual Meeting of Shareholders or wish to have included in the Company’s proxy materials should be sent registered, certified or express mail to Charles F. McCoy, Vice President, Secretary and General Counsel of the Company, at 7201 West Friendly Avenue, Greensboro, North Carolina, 27410.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has adopted rules permitting registrants to send a single set of the annual report and proxy statement to any household at which two or more shareholders reside if the registrant believes they are members of the same family. This procedure, referred to as “householding,” reduces the volume of duplicate information Shareholders receive and reduces the expense to the registrant. The Company has not implemented these householding rules with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of the Common Stock. If your family has multiple accounts by which you hold the Common Stock, you may have received a householding notification from your broker. Please contact your broker directly if you have any questions or wish to revoke your decision to household.

ANNUAL REPORT

The Company filed an Annual Report on Form 10-K with the SEC on September 11, 2009. The Company makes available through its web site its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after the Company electronically files such material with, or furnish it to, the SEC. Shareholders may also obtain a copy of these reports, without charge, upon request to the Company’s Vice President, Secretary and General Counsel, Charles McCoy, at 7201 West Friendly Avenue, Greensboro, North Carolina, 27410.

OTHER MATTERS

The Board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Charles F. McCoy
Vice President, Secretary and General Counsel

Greensboro, North Carolina
September 16, 2009

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

A majority of Board of Directors of Unifi, Inc. (the “Company”) shall be independent. No director shall qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making such determination, the Board of Directors shall consider the factors identified below, as well as such other factors that the Board of Directors may deem relevant. A director will not be deemed independent if:

1.	the director is employed by the Company or any of its affiliates (as used herein, such term shall have the meaning set forth in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended) or was employed by the Company or any of its affiliates at any time during the preceding year, provided that as of November 4, 2004 (the “Effective Date”), the lookback period shall be three years;

2.	the director is a member of the immediate family of an individual who is, or has been, employed by the Company or any of its affiliates as an executive officer at any time during the preceding year, provided that as of the Effective Date the lookback period shall be three years;

3.	the director (a) presently receives, or his or her immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or (b) the director or the director’s immediate family member had received such compensation within the preceding year, provided that as of the Effective Date the lookback period shall be three years [Note: Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.];

4.	the director (a) is presently affiliated with or employed by, or his or her immediately family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company, or (b) the director or the director’s immediate family member had been affiliated with or employed by such internal or external auditor of the Company within the preceding year, provided that as of the Effective Date the lookback period shall be three years;

5.	the director (a) is presently an executive officer or an employee, or his or her immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds $1 million or 2 percent of such other company’s consolidated gross revenues for its last fiscal year, whichever is greater, or (b) the Company and the company of which director is an executive officer or employee or his or her immediate family member is an executive officer had such relationship within the preceding year, provided that as of the Effective Date the lookback period shall be three years;

6.	the director is affiliated with, or his or her immediate family member is affiliated with, a paid advisor or consultant to the Company;

7.	the director has, or his or her immediate family member has, a personal services contract with the Company;

8.	the director or his or her immediate family member is employed and compensated by a foundation, university or other nonprofit institution that has received significant charitable contributions from the Company that are disclosed or will be required to be disclosed in the Company’s proxy statement; and

9.	the director (a) is presently employed, or his or her immediate family member is presently employed, as an executive officer of another company where any of the Company’s present executive officers serves on that company’s compensation committee, or (b) such director or his or her immediate family member was employed in such capacity within the preceding year, provided that as of the Effective Date the lookback period shall be three years.

In addition to being independent as determined by the Board of Directors in accordance with the factors set forth above, (a) members of the Audit Committee may not (i) receive, directly or indirectly, any compensation other than directors’ fees from the Company, or (ii) be an “affiliated person” of the Company or any of its subsidiaries as such term is defined under Rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (b) members of the Compensation Committee must qualify as “outside directors” as such term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, and as “non-employee directors” as such term is defined under Rule 16b-3 promulgated under the Exchange Act.

A-1

UNIFI, INC.
7201 WEST FRIENDLY AVENUE
GREENSBORO, NC 27410
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M17093-P85288	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

UNIFI, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except“ and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:	☐	☐	☐

Vote on Directors
PROPOSAL NO. 1 — To elect the eleven (11) Directors listed below to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified:

Nominees:
01)	William J. Armfield, IV	07)	George R. Perkins, Jr.
02)	R. Roger Berrier, Jr.	08)	William M. Sams
03)	Archibald Cox, Jr.	09)	Michael Sileck
04)	William L. Jasper	10)	G. Alfred Webster
05)	Kenneth G. Langone	11)	Stephen Wener
06)	Chiu Cheng Anthony Loo

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders.

NOTE: Signature should agree with name on stock certificate as printed hereon. Executors, administrators, trustees and other fiduciaries should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

é FOLD AND DETACH HERE é	M17094-P85288
UNIFI, INC.
ANNUAL MEETING, OCTOBER 28, 2009
PLEASE COMPLETE, DATE, SIGN AND DETACH THE PROXY CARD AS INSTRUCTED AND
RETURN IT IN THE ENCLOSED BUSINESS REPLY ENVELOPE TO:
UNIFI, INC.
C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717
The undersigned hereby appoints Charles F. McCoy, with full power of substitution, as attorney and proxy to represent and vote all shares of Unifi, Inc.’s Common Stock which the undersigned is entitled to vote at the Annual Meeting of the Shareholders to be held at the Company’s corporate headquarters at 7201 West Friendly Avenue, in Greensboro, North Carolina, on Wednesday, October 28, 2009, at 9:00 AM Eastern Daylight Saving Time, and any adjournment or adjournments thereof as indicated on the reverse side:
The undersigned hereby authorizes the proxy, in his discretion, to vote on any other business which may properly be brought before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED FOR EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR SPECIFIED IN PROPOSAL NO. 1, UNLESS A CONTRARY CHOICE IS SPECIFIED, IN WHICH CASE THE PROXY WILL BE VOTED AS SPECIFIED.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated September 16, 2009, and the Proxy Statement furnished therewith.